                                                                    EXHIBIT 99.3




                        First Deposit Bancshares, Inc.
                         Proposed Holding Company for
                         Douglas Federal Bank, F.S.B.

                             Douglasville, Georgia



                         Proposed Marketing Materials



                                    4-6-99

                              Marketing Materials
                        First Deposit Bancshares, Inc.
                             Douglasville, Georgia



                                 Table of Contents
                                 -----------------


I.    Press Releases
      A.  Explanation
      B.  Schedule
      C.  Distribution List
      D.  Press Release Examples

II.   Advertisements
      A.  Explanation
      B.  Schedule
      C.  Advertisement Examples

III.  Question and Answer Brochure


IV.   Individual Letters and Community Meeting Invitations


V.    Counter Cards and Lobby Posters
      A.  Explanation
      B.  Quantity

VI.   Proxy Reminder
      A.  Explanation
      B.  Example

                                 I.  Press Releases



A.  Explanation


    In an effort to assure that all customers receive prompt accurate information in a simultaneous manner, Trident advises Douglas Federal to forward press releases to area newspapers, radio stations, etc. at various points during the conversion process.

    Only press releases approved by Conversion Counsel and the OTS will be forwarded for publication in any manner.


B.  Schedule


    1. OTS Approval of Conversion

    2.  Close of Stock Offering

                             C.  Distribution List



                          National Distribution List
                          --------------------------




National Thrift News               Wall Street Journal
--------------------               -------------------
212 West 35th Street               World Financial Center
13th Floor                         200 Liberty
New York, New York  10001          New York, NY  10004
Richard Chang

American Banker                    SNL Securities
---------------                    --------------
One State Street Plaza             Post Office Box 2124
New York, New York  10004          Charlottesville, Virginia  22902
Michael Weinstein

Barrons                            Investors Business Daily
-------                            ------------------------
Dow Jones & Savings Bank           12655 Beatrice Street
Barrons Statistical Information    Post Office Box 661750
200 Burnett Road                   Los Angeles, California  90066
Chicopee, Massachusetts  01020

New York Times
--------------
229 West 43rd Street
New York, NY  10036

                               Local Media List
                               ----------------



                               (To be provided)



Newspaper
---------

D.   Press Release Examples
     PRESS RELEASE                           FOR IMMEDIATE RELEASE
                                             ---------------------
                                             For More Information Contact:
                                             J. David Higgins, President
                                             (770) ________


                             DOUGLAS FEDERAL BANK
                             --------------------

                       CONVERSION TO STOCK FORM APPROVED
                       ---------------------------------



     Douglasville, Georgia (May __, 1999) - J. David Higgins, President of Douglas Federal Bank, a Federal Savings Bank ("Douglas Federal"), Douglasville, Georgia, announced that Douglas Federal has received approval from the Office of Thrift Supervision to convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank. In connection with the Conversion, Douglas Federal has formed a holding company, First Deposit Bancshares, Inc., to hold all of the outstanding capital stock of Douglas Federal.

     First Deposit Bancshares, Inc. is offering up to 1,666,350 shares of its common stock at a price of $10.00 per share. Certain account holders and borrowers of Douglas Federal will have an opportunity to subscribe for stock through a Subscription Offering that closes at 12:00 noon on June __, 1999. Shares that are not subscribed for during the Subscription Offering may be offered subsequently to the general public in a Direct Community Offering, with first preference given to natural persons and trusts of natural persons residing in Douglas and Paulding Counties, Georgia. The Subscription Offering and Direct Community Offering, if conducted, will be managed by Trident Securities, Inc. of Raleigh, North Carolina. Copies of the Prospectus relating to the offerings and describing the Plan of Conversion will be mailed to customers on or about May 20, 1999.

     As a result of the Conversion, Douglas Federal will be structured in the stock form as are all commercial banks and an increasing number of savings institutions and will be a wholly-owned subsidiary of First Deposit Bancshares, Inc. According to Mr. Higgins, "Our day to day operations will not change as a result of the Conversion and deposits will continue to be insured by the FDIC up to the applicable legal limits."

     Customers with questions concerning the stock offering should call Douglas Federal's Stock Information Center at (770) ________, or visit a Douglas Federal main office.

PRESS RELEASE                                FOR IMMEDIATE RELEASE
                                             ---------------------
                                             For More Information Contact:
                                             J. David Higgins, President
                                             (770) ________


       FIRST DEPOSIT BANCSHARES, INC. COMPLETES INITIAL PUBLIC OFFERING
       ----------------------------------------------------------------



     Douglasville, Georgia - (June __, 1999) J. David Higgins, President and CEO of Douglas Federal Bank, a Federal Savings Bank ("Douglas Federal"), announced today that First Deposit Bancshares, Inc., the proposed holding company for Douglas Federal, has completed its initial stock offering in connection with Douglas Federal's conversion from a mutual to a stock organization. A total of _______ shares were sold at the price of $10.00 per share.

     On June 17, 1999, Douglas Federal's Amended Plan of Conversion was approved by its voting members at a special meeting.

     Mr. Higgins said that the officers and boards of directors of First Deposit Bancshares, Inc. and Douglas Federal wished to express their thanks for the response to the stock offering and that Douglas Federal looks forward to serving the needs of its customers and new stockholders as a community-based stock institution. The stock will commence trading on June __, 1999 on the OTC Electronic Bulletin Board under the symbol "FDBI". Trident Securities, of Raleigh, North Carolina managed the stock offering.

                              II.  Advertisements



A.   Explanation

     The intended use of the attached advertisement "A" is to notify Douglas Federal's customers and members of the local community that the conversion offering is underway.

     The intended use of advertisement "B" is to remind Douglas Federal's customers of the closing date of the Subscription Offering.

B.   Media Schedule

     1. Advertisement A - To be run immediately following OTS approval and possibly run weekly for the first three weeks.
     2. Advertisement B - To be run during the last week of the subscription offering.

     Trident may feel it is necessary to run more ads in order to remind customers of the close of the Subscription Offering and the Community Offering, if conducted.

     Alternatively, Trident may, depending upon the response from the customer base, choose to run fewer ads or no ads at all.

     These ads will run in the local newspapers.

     The ad size will be as shown or smaller.

This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by the prospectus. These shares have not been approved or disapproved by the Securities and Exchange Commission, the Office of Thrift Supervision or the Federal Deposit Insurance Corporation,
   nor has such Commission, Office or Corporation passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is unlawful.



                   New Issue                    June __, 1999


                                1,666,350 Shares

                    These shares are being offered pursuant
                        to a Plan of Conversion whereby

                          Douglas Federal Bank, F.S.B.

     Douglasville, Georgia, will convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank
                    and become a wholly-owned subsidiary of

                         First Deposit Bancshares, Inc.

                                  Common Stock

                                _______________

                            Price $10.00 Per Share
                                _______________


                               Trident Securities
               For a copy of the prospectus call (770) ________.

Copies of the prospectus may be obtained in any State in which this announcement is circulated from Trident Securities, Inc. or such other brokers and dealers as may legally offer these securities in such state.

   The stock will not be insured by the FDIC or any other government agency.

Advertisement (B)



                         DOUGLAS FEDERAL BANK, F.S.B.


                        June __, 1999 IS THE DEADLINE TO

             SUBSCRIBE FOR STOCK OF FIRST DEPOSIT BANCSHARES, INC.



               Certain Customers of Douglas Federal Bank, F.S.B.
       have the opportunity to invest in Douglas Federal by subscribing for common stock in its proposed holding company


                        FIRST DEPOSIT BANCSHARES, INC.



                 A Prospectus relating to these securities is
                   available at our office or by calling our
                  Stock Information Center at (770) ________.



              This announcement is neither an offer to sell nor a
                 solicitation of an offer to buy the stock of
               First Deposit Bancshares, Inc.  The offer is made
          only by the Prospectus.  The shares of common stock are not deposits or savings accounts and will not be insured
                 by the Federal Deposit Insurance Corporation
                        or any other government agency.


                Copies of the Prospectus may be obtained in any
                       State in which this announcement
                 is circulated from Trident Securities or such
                           other brokers and dealers
                 as may legally offer these securities in such
                                    state.

                      III.  Question and Answer Brochure



A.   Explanation

     The Question and Answer brochure is an essential marketing piece in any conversion. It serves two purposes: a) to answer some of the most commonly asked questions in "plain, everyday language"; and b) to highlight in brochure form the intended stock purchases of Douglas Federal's officers and directors shown in the Prospectus. Although most of the answers are taken verbatim from the Prospectus, it saves the individual from searching for the answer to a simple question.



B.   Method of Distribution

     There are four primary methods of distribution of the Question and Answer brochure. However, regardless of the method the brochures are always accompanied by a Prospectus.


     1. A Question and Answer brochure is sent out in the initial mailing to all members of Douglas Federal.
     2. Question and Answer brochures are available in Douglas Federal's main office.
     3. Question and Answer brochures are sent out in a standard information packet to all interested investors who phone the Stock Information Center requesting information.

                    PROPOSED OFFICER AND DIRECTOR PURCHASES

                               Total Shares    Aggregate Price of      Percent of Shares
Name and Position               Purchased       Shares Purchased          Purchased (1)
-----------------              ------------    ------------------      -----------------

Danny A. Belyeu*                    70,000         $700,000                4.8%
     Chairman of the Board

Alpha A. Fowler, Jr.                35,000          350,000                2.4%
     Vice Chairman of the Board

J. David Higgins*                   50,000          500,000                4.7%
     President, Chief Executive
     Officer and Treasurer

John L. King                        25,000          250,000                1.7%
    Senior Vice President
    And Chief Financial Officer

Patricia Owen                       10,000          100,000                0.7%
    Vice President and Secretary

Michael Coggin                      25,000          250,000                1.7%
    Vice President

Mac C. Abercrombie, Jr.*            40,000          400,000                2.8%
    Director

Carlton H. Boyd                     20,000          200,000                1.4%
    Director

Joseph H. Fowler                    35,000          350,000                2.4%
    Director

John B. Zellars*                    70,000          700,000                4.8%
    Director                        ------         --------                ---

All Directors and Executive
Officers, as a group (10 persons)

And their associates               380,000       $3,800,000               26.2%
                                   =======       ==========               ====

* With Associates
(1) Percentages based on 1,449,000 shares sold

                             QUESTIONS AND ANSWERS
                                   REGARDING
                            THE PLAN OF CONVERSION



On February 9, 1999, the Board of Directors of Douglas Federal Bank, F.S.B. ("Douglas Federal") adopted the Plan of Conversion, pursuant to which Douglas Federal will convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank (the "Conversion"). In addition, all of Douglas Federal's outstanding capital stock will be issued to First Deposit Bancshares, Inc. (the "Holding Company"), which was organized to own Douglas Federal as a subsidiary.

This brochure is provided to answer general questions you might have about the Conversion. Following the Conversion, Douglas Federal will continue to provide financial services to its depositors, borrowers and other customers as it has in the past and will operate with its existing management and employees. The Conversion will not affect the terms, balances, interest rates or existing federal insurance coverage on Douglas Federal's deposits or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with Douglas Federal.

For complete information regarding the Conversion, see the both the Prospectus and the Proxy Statement dated __________ __, 1999. Copies of each of the Prospectus and the Proxy Statement may be obtained by calling the Stock Information Center at (770) ________.

THIS INFORMATION DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY FIRST DEPOSIT BANCSHARES, INC. COMMON STOCK. OFFERS TO BUY OR TO SELL MAY BE MADE ONLY BY THE PROSPECTUS. PLEASE READ THE PROSPECTUS CAREFULLY PRIOR TO MAKING AN INVESTMENT DECISION.

THE SHARES OF FIRST DEPOSIT BANCSHARES, INC. COMMON STOCK BEING OFFERED IN THE SUBSCRIPTION AND COMMUNITY OFFERINGS ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                             QUESTIONS AND ANSWERS

                        First Deposit Bancshares, Inc.
                       (the proposed holding company for
                         Douglas Federal Bank, F.S.B.)



    Questions and Answers Regarding the Subscription and Community Offerings


                          MUTUAL TO STOCK CONVERSION
                          --------------------------


1.   Q.   What is a "Conversion"?
     A. Conversion is a change in the legal form of organization. Douglas Federal currently operates as a federally-chartered mutual savings bank with no stockholders. Through the Conversion, Douglas Federal will become a federally-chartered stock savings bank, and the stock of its holding company, First Deposit Bancshares, Inc. will be held by stockholders who purchase stock in the Subscription and Community Offerings or in the open market following the Offerings.



2.   Q.   Why is Douglas Federal converting?
     A. Douglas Federal, as a mutual savings bank, does not have stockholders and has no authority to issue capital stock. By converting to the stock form of organization, Douglas Federal will be structured in the form used by commercial banks, most business entities and a growing number of savings institutions. The Conversion will be important to the future growth and performance of Douglas Federal by providing a larger capital base from which it may operate, the ability to attract and retain qualified management through stock-based employee benefit plans, enhanced ability to diversify into other financial services related activities and expanded ability to render services to the public.

          The Board of Directors and management of Douglas Federal believe that the stock form of organization is preferable to the mutual form of organization for a financial institution. The Board and management recognize the decline in the number of mutual thrifts from over 12,500 mutual institutions in 1929 to under 800 mutual thrifts today.

          Douglas Federal believes that converting to the stock form of organization will allow it to compete more effectively with local community banks, thrifts, and with statewide and regional banks, which are in stock form. Douglas Federal believes that by combining its existing quality service and products with a local ownership base, it's customers and community members who become stockholders of the holding company will be inclined to do more business with Douglas Federal.

          Furthermore, because Douglas Federal competes with local and regional banks not only for customers, but also for employees, it believes that the stock form of organization will better afford Douglas Federal the opportunity to attract and retain employees, management and directors through various stock benefit plans which are not available to mutual savings institutions.

3.  Q.    Is the Conversion beneficial to the communities that Douglas
          Federal serves?
    A. Management believes that the structure of the Subscription and Community Offerings is in the best interest of the communities that Douglas Federal serves because it anticipates that a significant portion of the Common Stock will be owned by local residents desiring to share in the ownership of a local community financial institution. Management desires that a significant portion of the shares of common stock sold in the Offerings will be sold to residents of Douglas and Paulding Counties, Georgia.

4.   Q.   What effect will the Conversion have on deposit accounts and loans?
     A. Terms and balances of accounts in Douglas Federal and interest rates paid on such accounts will not be affected by the Conversion. Insurable accounts will continue to be insured by the Federal Deposit Insurance Corporation ("FDIC") up to the maximum amount permitted by law. The Conversion also will not affect the terms or conditions of any loans to existing borrowers or the rights and obligations of these borrowers under their individual contractual arrangements with Douglas Federal.

5.   Q.   Will the Conversion cause any changes in Douglas Federal's personnel?
     A. No. Both before and after the Conversion, Douglas Federal's business of accepting deposits, making loans and providing financial services will continue without interruption with the same board of directors, management and staff.

6.   Q.   What approvals must be received before the Conversion becomes effective?
     A. First, the Board of Directors of Douglas Federal must adopt the Plan of Conversion, which occurred on February 9, 1999. Second, the Office of Thrift Supervision must approve the applications required to effect the Conversion. These approvals have been obtained. Third, the Plan of Conversion must be approved by a majority of all votes eligible to be cast by Douglas Federal's voting members. A Special Meeting of voting members will be held on June 17, 1999 to consider and vote upon the Plan of Conversion.


                              THE HOLDING COMPANY
                              -------------------


7.   Q.   What is a holding company?
     A. A holding company is a business entity that owns another entity. Concurrent with the Conversion, Douglas Federal will become a subsidiary of First Deposit Bancshares, Inc., a holding company organized by Douglas Federal to acquire all of the outstanding capital stock of Douglas Federal after the Conversion.

8.   Q.   If I decide to buy stock in this offering, will I own stock in the
          Holding

          Company or Douglas Federal?
    A. You will own stock in First Deposit Bancshares, Inc. However, the holding company, will own all of the outstanding capital stock of Douglas Federal.

9.  Q.    Why did the Board of Directors form the Holding Company?
    A. The Board of Directors believes that the Conversion of Douglas Federal and the formation of the Holding Company will result in a stronger financial institution with the ability to provide additional flexibility to diversify Douglas Federal's business activities.



                         ABOUT BECOMING A  STOCKHOLDER
                         -----------------------------


10.  Q.   What are the Subscription and Community  Offerings?
     A. Under the Plan of Conversion adopted by Douglas Federal, the Holding Company is offering shares of stock in the Subscription Offering to certain current and former customers of Douglas Federal and to Douglas Federal's Employee Stock Ownership Plan ("ESOP"). Shares which are not subscribed for in the Subscription Offering, if any, may be offered to the general public in a Community Offering with preference given to natural persons who are permanent residents of Douglas and Paulding Counties, Georgia. These Offerings are consistent with the board's objective of First Deposit Bancshares, Inc. being a locally-owned financial institution. The Subscription Offering and Community Offering, if conducted, are being managed by Trident Securities, Inc.

11.  Q.   Must I pay a commission to buy stock in conjunction with the
          Subscription and  Community Offerings?
     A. No. You will not pay a commission to buy the stock if the stock is purchased in the Subscription Offering or Community Offering.


12. Q. How many shares of First Deposit Bancshares, Inc. stock will be issued in the Conversion?
     A. The holding company currently expects to sell between 1,071,000 shares and 1,449,000 shares of common stock will be sold at a price of $10.00 per share. Under certain circumstances, the number of shares may be increased to 1,666,350.

13.  Q.   How was the dollar size of the offering determined?
     A. The aggregate price of the common stock was determined by Ferguson & Company, an independent appraisal firm specializing in the thrift industry, and was approved by the Office of Thrift Supervision. The dollar size of the offering is based on the pro forma market value of Douglas Federal and the Holding Company as determined by the independent evaluation.


14.  Q.   Who is entitled to subscribe for stock in the Conversion?

     A. The shares of First Deposit Bancshares, Inc. to be issued in the Conversion are being offered in the Subscription Offering in the following order of priority to: (i) depositors whose accounts in Douglas Federal total $50.00 or more December 31, 1997 ("Eligible Account Holders"); (ii) Douglas Federal's ESOP; (iii) depositors with $50.00 or more on deposit at Douglas Federal on March 31, 1999, other than Eligible Account Holders ("Supplemental Eligible Account Holders"); (iv) depositors of Douglas Federal on May 1, 1999, and borrowers on June 1, 1990 whose loans continued to be outstanding as of May 1, 1999, other than Eligible Account Holders and Supplemental Eligible Account Holders ("Other Members"), subject to the priorities and purchase limitations set forth in the Plan of Conversion. Subject to the prior rights of holders of subscription rights, Common Stock not subscribed for in the Subscription Offering may be offered in the Community Offering to certain members of the general public, with preference given to natural persons and trusts of natural persons residing in Douglas and Paulding Counties, Georgia.

15.  Q.   Are the subscription rights transferable?
     A. No. Subscription rights granted to Douglas Federal's Eligible Account Holders, Supplemental Eligible Account Holders and Other Members in the Conversion are not transferable. Persons violating such prohibition, directly or indirectly, may lose their right to purchase stock in the Conversion and be subject to other possible sanctions.
          It is the responsibility of each subscriber qualifying as an Eligible Account Holder, Supplemental Eligible Account Holder or Other Member to list completely all account numbers for qualifying savings accounts or loans as of the qualifying date on the stock order form.

16.  Q.   What are the minimum and maximum numbers of shares that I can purchase in the Conversion?
     A. The minimum number of shares is 25. The maximum number of shares that may be purchased in the Subscription Offering by any person exercising rights through one account is 35,000 shares. The maximum number of shares that may be purchased in the Subscription Offering and Community Offering combined by any person, related persons, associates or persons acting in concert is 70,000 shares.

17.  Q.   How many shares of holding company stock did the Board of Directors and management of Douglas Federal subscribe for?
     A. Directors and executive officers of Douglas Federal are expected to subscribe for 380,000 shares. The purchase price paid by directors and executive officers will be the same $10.00 per share price as that paid by all other persons who order stock in the Subscription or Community Offerings.

18.  Q.   How do I subscribe for shares of stock?
     A. To subscribe for shares of stock in the Subscription Offering, you should send or deliver an original stock order form together with full payment (or appropriate instructions for withdrawal from permitted deposit accounts as described below) to Douglas Federal in the postage-paid envelope provided. The stock order form and payment or withdrawal authorization instructions must be received prior to the close of the Subscription Offering, which will terminate at 12:00 noon, Eastern Time, on June __, 1999, unless extended. Payment for shares may be made in cash (if made in person) or by check or money order. Subscribers who have deposit accounts with Douglas Federal may include instructions on the stock order form requesting withdrawal from such deposit account(s) to purchase shares. Withdrawals from certificates of deposit may be made without incurring an early withdrawal penalty.

          If shares remain available for sale after the expiration of the Subscription Offering, they may be offered in the Community Offering, which may commence at any time after the commencement of the Subscription Offering and may terminate at any time without notice, but may not terminate later than July 30, 1999. Persons who wish to order stock in the Community Offering should return their stock order form as soon as possible after the Community Offering begins. Members of the general public should contact the Stock Information Center at
          (770) ________ for additional information.


19.  Q.   May I use funds in a retirement account to purchase stock?
     A. Yes. If you are interested in using funds held in your retirement account at Douglas Federal, the Stock Information Center can assist you in transferring those funds to a self-directed IRA at a trustee other than Douglas Federal since Douglas Federal may not hold stock in IRA accounts. This process may be done without an early withdrawal penalty and generally without a negative tax consequence to your retirement account. Due to the additional paperwork involved, IRA transfers must be completed by June 10, 1999. For additional information, call the Stock Information Center at (770) ________.

20.  Q.   Will I receive interest on funds I submit for a stock purchase?
     A. Yes. Douglas Federal will pay interest at its regular passbook savings account rate from the date the funds are received until completion of the stock offering or termination of the Conversion. All funds authorized for withdrawal from deposit accounts with Douglas Federal will continue to earn interest at the contractual rate until the date of the completion of the Conversion.

21.  Q.   May I obtain a loan from Douglas Federal to pay for shares purchased in the Conversion?
     A. No. Federal regulations prohibit Douglas Federal from making loans for this purpose. However, federal regulations do not prohibit you from obtaining a loan from another source for the purpose of purchasing stock in the Conversion.

22.  Q.   If I buy stock in the Conversion, how would I go about buying additional shares or selling shares in the aftermarket?
     A. As a newly organized company, First Deposit Bancshares, Inc has never issued capital stock, and consequently there is no established market for its common stock at this time. The Holding Company has requested that Trident Securities, Inc. make a market for the common stock through the OTC Electronic Bulletin Board. However, it is unlikely that an active trading market for the common stock will develop, and there can be no assurance that the shares of common stock being offered in the Conversion can be resold at or above the $10.00
          purchase price.   The trading symbol will be "FDBI."

23.  Q.   What is the Holding Company's dividend policy?
     A. The Board of Directors of the Holding Company intends to adopt a policy of paying regular cash dividends after the consummation of the Conversion, but has not decided the amount that may be paid. No assurance can be given, however, that the payment of dividends, once commenced, will continue. In addition, from time to time in an effort to manage capital at a reasonable level, the board may determine that it is prudent to pay special cash dividends. Special cash dividends may be paid in addition to, or in lieu of, regular cash dividends.

24.  Q.   Will the FDIC insure the shares of the Holding Company?
     A. No. The shares of First Deposit Bancshares, Inc. are not savings deposits or savings accounts and are not insured by the FDIC or any other government agency.

25.  Q.   If I subscribe for shares and later change my mind, will I be able to get a refund or modify my order?
     A. No. You may not cancel, withdraw or modify your order once Douglas Federal has received it.

                   ABOUT VOTING "FOR" THE PLAN OF CONVERSION
                   -----------------------------------------

26.  Q.   Am I eligible to vote at the Special Meeting of Members to be held to consider the Plan of Conversion?
     A. You are eligible to vote at the Special Meeting of Members to be held on June 17, 1999 if you were a depositor or borrower of Douglas Federal at the close of business on the Voting Record Date, May 1, 1999, and continue as such until the Special Meeting. If you were a member on the Voting Record Date, you should have received a proxy statement and a proxy card with which to vote.

27.  Q.   How many votes do I have?
     A. Each account holder is entitled to one vote for each $100, or fraction thereof, on deposit in such account(s) as of the Voter Record Date. Each borrower member is entitled to cast one vote in addition to the number of votes, if any, he or she is entitled to cast as an account holder. No member may cast more than 1,000 votes per account.

28.  Q.   If I vote "against" the Plan of Conversion and it is approved, will I be prohibited from buying stock during the Subscription Offering?
     A. No. Voting against the Plan of Conversion in no way restricts you from purchasing Holding Company stock in the Subscription Offering.

29.  Q.   Did the Board of Directors of Douglas Federal adopt the Plan of
          Conversion?
     A. Yes. Douglas Federal's Board of Directors adopted the Plan of Conversion and urges that all members vote "FOR" approval.

30.  Q.   What happens if Douglas Federal does not get enough votes to approve the Plan of Conversion?
     A. The Conversion would not take place, and Douglas Federal would remain a mutual savings bank.

31.  Q.   As a qualifying depositor or borrower of Douglas Federal, am I required to vote?
     A. No. However, failure to return your proxy card or otherwise vote will have the same effect as a vote AGAINST the Plan of Conversion.

32.  Q.   What is a Proxy Card?
     A. A proxy card gives you the ability to vote without attending the Special Meeting in person. If you received more than one informational packet, then you should vote the proxy cards in all packets. Your proxy card(s) is (are) located behind the window of your informational packet(s).

          You may choose to attend the meeting and vote in person, even if you have returned your proxy card. However, if you are unable to attend, you still are represented by proxy. Previously executed proxies, other than those proxies sent pursuant to the Conversion, will not be used to vote for approval of the Plan of Conversion, even if the respective members do not execute another proxy or attend the Special Meeting and vote in person.

33.  Q.   How can I get further information concerning the stock offering?
     A. You may call the Stock Information Center at (770) ________ for further information or to request a copy of the Prospectus, a stock order form, a proxy statement or a proxy card.


     THIS INFORMATION DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY FIRST DEPOSIT BANCSHARES, INC. COMMON STOCK. SUCH OFFERS AND SOLICITATION IS MADE ONLY BY MEANS OF THE PROSPECTUS. COPIES OF THE PROSPECTUS MAY BE OBTAINED BY CALLING THE STOCK INFORMATION CENTER AT (770) ________.

     THE SHARES OF FIRST DEPOSIT BANCSHARES, INC. COMMON STOCK BEING OFFERED ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY DOUGLAS FEDERAL, THE FEDERAL DEPOSIT INSURANCE

CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

          IV.   Individual Letters and Community Meeting Invitations



A. Explanation

In order to educate the public about the stock offering, Trident suggests holding community meetings in various locations. In an effort to target a group of interested investors, Trident requests that each Director of Douglas Federal submit a list of acquaintances that he or she would like to invite to a community meeting.

B. Method of Distribution of Invitations and Prospect Letters

Each Director submits his list of prospects. Invitations are sent to each Director's prospects through the mail. All invitations are preceded by a Prospectus and all attendees are given a Prospectus at the meeting.

C. Examples enclosed.

                         (Douglas Federal Letterhead)

                              ____________, 1999


Dear Friend:

  Douglas Federal Bank, F.S.B. ("Douglas Federal") is pleased to announce that it has received regulatory approval to proceed with its plan to convert to a federally-chartered stock savings bank. This stock conversion is the most significant event in the history of Douglas Federal in that it allows customers, community members, directors and employees an opportunity to own stock in First Deposit Bancshares, Inc., the proposed holding company for Douglas Federal.

  For almost 40 years, Douglas Federal has successfully operated as a mutual savings bank. We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on Douglas Federal deposits, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with Douglas Federal. Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of Douglas Federal.

  Our records indicate that you were a depositor of Douglas Federal on December 31, 1997 or March 31, 1999, but that you were not a member on May 1, 1999. Therefore, under applicable law, you are entitled to subscribe for Common Stock in First Deposit Bancshares, Inc.'s Subscription Offering. Orders submitted by you and others in the Subscription Offering are contingent upon the current members' approval of the Plan of Conversion at a special meeting of members to be held on June 17, 1999 and upon receipt of all required regulatory approvals.

  If you decide to exercise your subscription rights to purchase shares, you must return the properly completed stock order form together with full payment for the subscribed shares so that it is received by Douglas Federal not later than 12:00 noon Eastern Time on June __, 1999.

  Enclosed is a Prospectus which fully describes Douglas Federal, its management, Board of Directors, financial strength and Plan of Conversion. Please review it carefully before you invest. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center collect at (770) ________.

  We look forward to continuing to provide quality financial services to you in the future.

                                  Sincerely,

                                  J. David Higgins
                                  President

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of First Deposit Bancshares, Inc. common stock offered in the conversion. Such offers and solicitations are made only by means of the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

                          (Douglas Federal Letterhead)

                               ___________, 1999


Dear Member:

     As a qualified member of Douglas Federal Bank, F.S.B. ("Douglas Federal"), you have the right to vote upon Douglas Federal's Plan of Conversion and also generally have the right to subscribe for shares of common stock of First Deposit Bancshares, Inc., the proposed holding company for Douglas Federal through the mutual to stock conversion of Douglas Federal. However, the Plan of Conversion provides that First Deposit Bancshares, Inc. will not offer stock in any state in which compliance with the securities laws would be impracticable for reasons of cost or otherwise. Unfortunately, the securities laws of your state would require First Deposit Bancshares, Inc. to register its common stock and /or its employees in order to sell the common stock to you. Such registration would be prohibitively expensive or otherwise impracticable in light of the few members residing in your state.

     You may vote on the Plan of Conversion and we urge you to read the enclosed Summary Proxy Statement and execute the enclosed Revocable Proxy. Questions regarding the execution of the Revocable Proxy should be directed to Douglas Federal's Stock Information Center at (770) ________.


                                   Sincerely,


                                   J. David Higgins
                                   President

                          The Directors and Officers


                                      of


                         Douglas Federal Bank, F.S.B.


                    cordially invite you to attend a brief


                 presentation regarding the stock offering of



                 First Deposit Bancshares, Inc., our proposed
                                holding company




                             Please join us at the



                                ______________

                             _____________________

                          ___________________________

                                 ____________

                                 ____________



                               for refreshments



YOU MUST RESPOND BY ____________ TO RESERVE A SEAT
R.S.V.P. (770) ________

                    V.   Counter Cards and Lobby Posters



A.   Explanation

     Counter cards and lobby posters serve two purposes: (1) As a notice to Douglas Federal's customers and members of the local community that the stock sale is underway and (2) to remind the customers of the end of the Subscription Offering. Trident has learned in the past that many people forget the deadline for subscribing and therefore we suggest the use of these simple reminders.

B.   Quantity

     Approximately 2 - 3 Counter cards will be used at teller windows and on customer service representatives' desk.
     Approximately 1 - 2 Lobby posters will be used at Douglas Federal's office.


C.   Example

D.   Size

     The counter card will be approximately 8 1/2" x 11".
     The lobby poster will be approximately 16" x 20".

C.


                            POSTER OR COUNTER CARD

                          "TAKE STOCK IN OUR FUTURE"


                        "FIRST DEPOSIT BANCSHARES, INC.

                           STOCK OFFERING MATERIALS

                                AVAILABLE HERE"

                         DOUGLAS FEDERAL BANK, F.S.B.

                             VII.  Proxy Reminder



A.  Explanation

    A proxy reminder is used when the majority of votes needed to adopt the Amended Plan of Conversion is still outstanding. The proxy reminder is mailed to those "target vote" depositors who have not previously returned their signed proxy.

    The target vote depositors are determined by the conversion agent.

B.  Example

C.  Size

    Proxy reminder is approximately 8 1/2" x 11".

B.  Example
             ____________________________________________________


                          P R O X Y  R E M I N D E R

                         Douglas Federal Bank, F.S.B.



YOUR VOTE ON OUR PLAN OF CONVERSION HAS NOT BEEN RECEIVED.  YOUR VOTE IS VERY
---------                           ---------------------   -----------------
IMPORTANT, PARTICULARLY SINCE FAILURE TO VOTE IS EQUIVALENT TO VOTING AGAINST
---------
THE PLAN OF CONVERSION.

VOTING FOR THE PLAN OF CONVERSION WILL NOT AFFECT THE INSURANCE OF YOUR ACCOUNTS. DEPOSIT ACCOUNTS WILL CONTINUE TO BE FEDERALLY INSURED UP TO THE APPLICABLE LIMITS.

YOU MAY PURCHASE STOCK IF YOU WISH, BUT VOTING DOES NOT OBLIGATE YOU TO BUY
STOCK.

PLEASE ACT PROMPTLY! SIGN THE ENCLOSED PROXY CARD AND MAIL OR DELIVER THE PROXY
                     ----------------------------
CARD TO DOUGLAS FEDERAL TODAY.

PLEASE VOTE ALL PROXY CARDS RECEIVED.
            ---

WE RECOMMEND THAT YOU VOTE TO APPROVE THE PLAN OF CONVERSION.  THANK YOU.

                               THE BOARD OF DIRECTORS AND MANAGEMENT OF
                               DOUGLAS FEDERAL BANK, F.S.B.

       _________________________________________________________________


                       IF YOU RECENTLY MAILED THE PROXY,
                  PLEASE ACCEPT OUR THANKS AND DISREGARD THIS
                                   REQUEST.
                 FOR FURTHER INFORMATION CALL (770) ________.


This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of First Deposit Bancshares, Inc. common stock offered in the conversion. Such offers and solicitations are made only by means of the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.